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Exhibit 10.14

PERMANENT
SOFTWARE LICENSE AGREEMENT

SCHEDULE

        CMS Solutions Inc., a California corporation ("Licensor") and Allegiant Air, Inc. ("Client") enter into this License Agreement with respect to the following:

        A.    Products:    The proprietary computer programs and related materials licensed pursuant to the Agreement are described as follows:

    ICARUS—Airline System

        B.    License and Maintenance Fees for the Products are as follows:

License Fee	Monthly Maintenance Plan Fee
Fully Paid	$10,000/Month (subject to paragraph 25)

        C.    Authorized Location(s):    The Products may be used only at the address stated below, or as stated here, if different: Any location authorized by the Client

        D.    Authorized Equipment:    The Products are licensed solely for operation on the following described Authorized Equipment: Any Linux compatible hardware

        E.    Effective Date:    August 1, 2001

        F.    Warranty:    The Warranty Period applicable to the Products licensed hereby is Twelve (12) Months from date of delivery, so long as the monthly License Fee/Maintenance Fee is not delinquent (automatically reinstated upon cure).

        This License Agreement consists of this Schedule and the Attached General Terms and Conditions, numbered 1 through 25.

Licensor: CMS Solutions, Inc. 2727 N Grove Industrial #121 Fresno, California 93727		Client: Allegiant Air, LLC (successor in interest to Allegiant Air, Inc.) 3301 Buffalo, Suite B-9 Las Vegas, Nevada 89129
By:	/s/ M. H. Allee	By:	/s/ Andrew C. Levy
Name:	M. H. ALLEE	Name:	Andrew C. Levy
Title:	PRESIDENT	Title:	Managing Director
Date:	6 Oct 2004	Date:	October 8, 2004

GENERAL TERMS AND CONDITIONS

        1.    Grant of License.    Licensor grants and Client accepts, on the terms and conditions contained in this Agreement, the nonexclusive right to use the proprietary computer programs and related materials (together with any releases, alterations, options, repairs, modifications or enhancements supplied by Licensor hereunder, the "Products") described in the Schedule at Client's Authorized Location which right shall be perpetual, nonterminable, fully paid, non-transferable and non-assignable (except to the extent provided herein). The parties contemplate that Licensor and Client intend to modify the Licensed Source Code (as defined in paragraph 24) for application to Client's Business (as defined in paragraph 24). Any modified version of the License Technology will constitute Licensee Derivative Works (as defined in paragraph 24) hereunder that may be used by Client in the Business and that shall be owned exclusively by Client.

        2.    Documentation.

          a.     Licensor will supply to Client without charge one (1) copy of the applicable user's guide, containing technical specifications and instructions for installation and use of the Products ("Documentation") for each Product licensed hereunder. As required by Client, additional copies of the Documentation may be supplied upon request at no additional charge. No part of the Documentation may be reproduced, copied or distributed by Client in any way except as provided by this Agreement.

          b.     A locked copy of the source code for the Products shall be installed onto the Client's servers and Licensor shall provide Client with a sealed envelope containing the key to such lock. In the event Licensor shall be in material breach of this Agreement and fail to cure such breach within thirty (30) days after receipt of written notice thereof or if Licensor ceases business operations, then Client shall have the right to retrieve the key and access the source code for its business purposes. Client agrees that it will not otherwise access the source code.

        3.    Title and Ownership.

          a.     Title and full ownership rights to the Products and Documentation provided hereunder shall remain with Licensor at all times except for Licensee Derivative Works which shall be owned by Client. Client acknowledges, understands and agrees that the Products and Documentation constitute valuable and confidential proprietary assets and trade secrets of Licensor, and the Client has no right, title or interest therein, and no right to the use thereof, except as expressly set forth in this Agreement. Client agrees not to change or remove any identification from the Products or Documentation which indicates Licensor's ownership thereof, but this agreement shall not apply to Licensee Derivative Works.

          b.     Except in connection with the sale of all or substantially all of the assets of Licensor or Client (in which event, the purchaser shall be bound by all of the terms of this Agreement to the same extent as the seller) or a "change in control" of Client (in which event, Licensor and the successor in interest to Client shall continue to be bound by all of the terms of this Agreement), the rights of the Client or Licensor in the Licensee Derivative Works may not be transferred or assigned without the written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed. For these purposes, a change in control shall be deemed to have occurred if a transaction is completed (whether resulting from a sale or issuance of ownership interests, a merger, consolidation or otherwise) after which the owners of the Client prior to the transaction own less than fifty percent (50%) of the outstanding ownership interests of the Client (or its successor) after the transaction.

        4.    Scope of Use.

          a.     The Products may be used by Client only for Client's own use, only at the Authorized Location designated in the Schedule and only on the Authorized Equipment designated in the Schedule. Client may not change the location of the use of the Products, and may not use the Products on any equipment other than the Authorized Equipment, without the prior written consent of Licensor which shall not be unreasonably withheld.

          b.     The term "use" shall mean copy any portion of the Products into the Authorized Equipment for execution of the program's instructions and/or utilizing related materials and generated output of the Products as contemplated by this Agreement.

          c.     Without the prior written consent of the Licensor, the Licensee Derivative Works may be used by Client (and its successors in interest as provided in paragraph 3(b)) only in connection with the operation of its Business. Without the prior written consent of the Client, the Licensee Derivative Works may not be used by Licensor except in connection with the operation of, and for the benefit of, Client's Business, it being agreed that Licensor shall not have any rights to use (for its own benefit or for the benefit of others) the Licensee Derivative Works.

        5.    Type of License and Period of Use.    Products are licensed on a permanent basis for fees as specified in the Schedule. The term of a permanent license is perpetual and is not subject to termination for any reason whatsoever.

        6.    License Fees.

          a.     The license fee for use of the Products shall be as specified on the Schedule.

          b.     The license fee does include: personnel training, product installation, fees for product options or alterations, repairs or enhancements to the Products as required to satisfy the warranty contained in this Agreement. The license fee shall also include all updates and enhancements to the Products which Licensor may hereafter make generally available to other licensees of the Products or similar software of Licensor. The license fee does not include: travel expenses, freight, delivery, duties, taxes, transfers or other expenses incurred in the transportation and shipment of the Products to Client. Client agrees to pay all such costs, and to indemnify Licensor therefrom.

        7.    Limited Warranty.

          a.     Licensor warrants that at the time of delivery of the Products and for the Warranty Period specified on the Schedule, the original Products will be substantially in accordance with the specifications contained in the applicable Documentation. The extent of Licensor's liability under this warranty shall be limited to the correction or replacement as soon as is practicable of any substantial deviation in the original Products (or any subsequent releases of the Products) from the specifications contained in the Documentation, which Licensor determines to be necessary, at Licensor's own cost and expense, provided written notice of such substantial deviation is received by Licensor during the Warranty Period.

          b.     The warranty set forth in this Paragraph shall not apply if: (1) the Products (or any part thereof) are not used in accordance with Licensor's instructions; (2) the Authorized Equipment is not installed or operated in conformance with its manufacturer's specifications; (3) the Products are used on other than the Authorized Equipment; (4) the Products have been altered, modified or converted by Client without the prior written approval of Licensor; (5) Client's equipment shall malfunction, or (6) any other cause within the Client's control shall result in the Products becoming inoperative or substantially deviating from the specifications contained in the applicable documentation. If Client requests warranty or maintenance services, then to the extent necessary to perform such services, Licensor reserves the right to request a copy of the Client's version of the Products at no charge to Licensor, at any time and from time to time during the Warranty Period and any subsequent period covered by a maintenance plan.

          c.     THE FOREGOING WARRANTY IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, FROM THE COURSE OF DEALING, USAGE OF TRADE OR INDUSTRY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR MAKES NO OTHER OR FURTHER WARRANTIES OR ANY KIND, AND ALL SUCH OTHER OR FURTHER WARRANTIES WHICH EXCEED THE WARRANTIES STATED IN THIS PARAGRAPH ARE HEREBY DISCLAIMED BY LICENSOR AND EXCLUDED FROM THIS AGREEMENT.

          d.     Licensor warrants that (i) it has good and valid title to the Products and the Documentation, free and clear of any claims of any third parties, (ii) it has full power and authority to grant the rights granted hereunder to Client, without the consent of any other person, and (iii) the Products, the Documentation, the license granted hereunder and use by the Client thereof shall not violate any applicable laws, rules, and regulations, or in any way constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure or other rights of any third party. Licensor shall indemnify, defend and hold harmless Client from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys fees and expenses) incurred or suffered by Client on account of a claim asserted by a third-party arising from a breach of any of the warranties of Licensor contained in this paragraph (d).

        8.    Liability.

          a.     Except as set forth in paragraph 7(d) or as otherwise specifically provided in this Agreement, Licensor shall not be liable for any loss or damage which may arise in connection with the furnishing to or use by Client of the Products or the performance of the Products. The remedies of Client as set in this paragraph 8 hereof shall be the sole and exclusive remedies of Client for any breach of any obligations, warranties or representations of Licensor hereunder or otherwise and in no event shall Client be entitled to any monetary damages against Licensor in excess of the amounts paid to Licensor by Client pursuant to this Agreement. WITHOUT LIMITATION OF THE FOREGOING, LICENSOR SHALL NOT BE LIABLE TO CLIENT OR TO ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF ANTICIPATED SAVINGS, LOSS DUE TO MALFUNCTION AND TRANSMISSION OF DATA OR FOR ANY OTHER INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES EVEN IF LICENSOR HAS BEEN INFORMED OF THE POSSIBILITY OF SAME, EXCEPT AS MAY ARISE AS A RESULT OF THE WARRANTIES PROVIDED IN PARAGRAPH 7(d) AND LICENSOR'S DUTY TO INDEMNIFY, DEFEND, AND HOLD HARMLESS AS PROVIDED IN THAT PARAGRAPH.

          b.     Except as may arise as a result of the warranties provided in paragraph 7(d) and Licensor's duty to indemnify, defend, and hold harmless as provided in that paragraph, no action regardless of form arising out of this Agreement may be brought by either party more than two years after the cause of action has occurred, except that an action for nonpayment may be brought within two years after the date of the last payment.

        9.    Confidentiality.

          a.     Client agrees that it will not, without the prior written permission of Licensor, copy or duplicate, or permit anyone else to copy or duplicate any physical embodiment of the Products or Documentation or create or attempt to create or permit to create or attempt to create the source programs and/or object programs of the Products or any part thereof from the object module or other information tangible or intangible form made available pursuant to this Agreement. Client further agrees not allow any machine readable version of the Products to be printed, listed, decompiled or disassembled. Nothing herein shall preclude Client from creating and using Licensee Derivative Works as contemplated herein.

Notwithstanding the foregoing, Client may make an archival copy of the Products, to be used for back-up use only, provided that (1) Client abides by all of the provisions of this Agreement and (2) Licensor's copyright and identification marks are affixed to such copy.

          b.     Client, on behalf of itself and its agents, servants, contractors and employees, agrees to maintain all information and data contained in the Products, Documentation, generated output, modifications, and conversions in strict confidence for Licensor. Client agrees to take reasonable steps necessary to insure that persons having access to the Products or Documentation refrain from any unauthorized reproduction or disclosure of such information and data to those employees of Client who (1) have a need to have such access or to see such display in order to enable Client to utilize the Products as contemplated by this Agreement, and (2) have been advised of and have agreed to treat such information and data in accordance with this paragraph 9. Client agrees to take reasonable necessary security measures in order to satisfy its obligations of nondisclosure hereunder.

          c.     Client agrees to notify Licensor promptly of the circumstances surrounding any unauthorized possession, use or knowledge of any part of the Products or physical embodiments thereof, the Documentation or other information made available pursuant to this Agreement, by anyone other than the persons authorized by this paragraph to have such possession, use or knowledge.

          d.     It is understood and agreed that the provisions of this paragraph do not apply to information or data identical or similar to that which Licensor treats as proprietary which was or is rightfully obtained by Client from the public domain or from a source other than Licensor. Client also agrees that if Client becomes aware that it possesses information or data that is identical or similar to that which Licensor treats as proprietary, Client will give Licensor prompt written notice thereof and of the source from which it was obtained.

          e.     Licensor agrees to be bound by the provisions of this paragraph 9 to the same extent as Client with respect to the Licensee Derivative Works or other confidential information of Client.

          f.      The parties acknowledge and agree that in the event of an unauthorized reproduction or disclosure of any confidential information or data subject to this paragraph 9, the other party will not have an adequate remedy at law and therefore injunctive or other equitable relief would be proper to restrain such reproduction or disclosure, threatened or actual.

          g.     Licensor acknowledges that all information and data provided by Client to Licensor in connection with this Agreement is proprietary to Client and is and shall remain the property of Client. Unless such information is otherwise available to the public or was obtained by Licensor from a third party without any wrongdoing by Licensor or such third party, whether inadvertent or otherwise, in which case Licensor shall use its best efforts not to publicize such information, Licensor shall hold in confidence and not sell, assign, distribute or disclose such information, or any part thereof, to any person or entity other than Licensor's employees who require such knowledge and use in the ordinary course and scope of their employment. Further, unless specifically authorized under this Agreement or except for ordinary and necessary backup purposes, Licensor shall not use, make or have made any more copies of any information of any part thereof than are necessary for Licensor's performance hereunder.

          h.     Licensor agrees to use reasonable efforts by instruction, agreement or otherwise, relative to use, copying, modification, protection and security by its employees or other persons permitted access to Client's proprietary information in order to satisfy its obligations of non-disclosure of such proprietary information under this Agreement and further will limit access to those areas of its premises where such information is used or stored to only those persons having a right to access thereto.

        10.    Assignment.    Neither this Agreement nor the License contemplated hereby may be assigned, subleased, sold, transferred or voluntarily, involuntarily, by operation of law or otherwise without the prior written consent of Licensor except that this Agreement shall be binding upon and inure to the benefit of the successors to Client as set forth in paragraph 3(b).

        11.    Maintenance.

          a.     Licensor offers a maintenance and enhancement plan ("Plan") pursuant to which Licensor will supply code corrections as required to correct substantial deviations of the Products from the specifications contained in the Documentation, and will supply improvements, enhancements and other changes which in Licensor's discretion it deems to be logical improvements to the Products. Licensor will also supply technical assistance, without charge, in the ordinary and customary support of the Products, or at Licensor's standard consulting rates if technical assistance is required in excess of ordinary and customary support. Except for support services critical to the uninterrupted operation of Client's Business (which shall be provided as soon as possible), maintenance services will be available during Licensor's normal business hours (Monday-Friday, 8 a.m.—5 p.m., Pacific Time) and will be supplied within a reasonable time after Client's request therefor is received.

          b.     The Plan is provided to Client at the rate indicated in the Schedule. Client's subscription will be automatically entered for the Plan for an initial one-year period commencing upon the last day of the Warranty Period, and such subscription will be automatically renewable for successive annual periods, unless Client supplies written notice to Licensor of its intent to terminate such subscription, thirty (30) days prior to the beginning of any such annual period. Client may continue to use the Products whether or not the maintenance fees are current.

          c.     Maintenance and enhancement provided pursuant to the Plan will be provided with respect to the original Products as supplied to the Client, as modified by Licensor, pursuant to this Agreement. If Client has modified the Products without Licensor's consent, Licensor, as a condition to its obligation to perform under the Plan, may require Client to demonstrate that any deviation or malfunction in the Products was not caused by Client's modifications.

          d.     Licensor may terminate its obligation to provide the Plan by giving at least (30) days written notice to Client (i) if Client defaults in paying any maintenance fees hereunder and fails to cure such default within thirty (30) days after receipt of written notice thereof or (ii) if Licensor is liquidated, dissolved or ceases to carry on business, and the obligations of Licensor to provide maintenance in accordance with this paragraph are not assumed by any successor or assignee of Licensor. In the event of such termination, Licensor will refund to Client a prorata portion of any annual maintenance fee.

          e.     In the event Licensor defaults on its obligations to provide the Plan, and the services, updates and enhancements thereunder, which default is not cured within 30 days after written notice from the Client, then the Client may terminate the maintenance aspects of this Agreement.

        12.    No Termination.    This Agreement shall have an indefinite term, shall not be terminable and shall remain in full force and effect perpetually.

        13.    Notices.    All notices required or allowed to be given under this Agreement shall be in writing, personally delivered or mailed by first class mail, certified, return receipt requested, postage prepaid, addressed to the party at the address set forth on the Schedule. Additional addresses may be designated by either party from time to time by written notice to the other. Mailed notices shall be deemed to be received on the fifth business day following the date of mailing.

        14.    Successors.    Subject to the provisions of paragraph 10, this Agreement, together with all schedules or modifications now or hereafter made part hereof, shall be binding on the respective parties and their respective heirs, administrators, legal representatives, successors and assigns. In the event Licensor is liquidated, dissolved or ceases to carry on any business, and the obligations of Licensor are not assumed by any successor or assignee of Licensor, a current copy of the source program statements and documentation of the Products utilized by Client will be made available to Client, and Client will have a non-exclusive, perpetual, paid-up license to the source program statement and documentation. Such source code statements and documentation are to be utilized solely for the internal support and maintenance of the Products and may not be disclosed to any person or entity except in accordance with paragraph 9 of this Agreement.

        15.    Delays.    Licensor shall not be liable for delays in the performance of its obligations hereunder due to causes beyond its reasonable control including but not limited to acts of God, strikes, or inability to obtain labor or materials.

        16.    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of Nevada, applicable to contracts wholly executed and wholly to be performed within the State of Nevada, irrespective of such State's choice of principles.

        17.    Proceedings.    The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and federal courts, located in the County of Clark, State of Nevada. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of form non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulated that the state and federal courts located in the County of Clark, State of Nevada shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against such party in any action or proceeding shall be conclusive as to the subject of such final judgment and may enforced in other jurisdictions in any manner provided by law.

        18.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties relating to the license and use of the Products, and all other prior agreements, arrangements, understandings, or representations, oral or written, are merged into and superseded by the terms of this Agreement. Title and paragraph headings are for convenient reference and are not part of this Agreement. This Agreement cannot be altered, amended or modified except in a writing signed by an authorized representative of each party.

        19.    Taxes.    Client shall assume responsibility for, pay and hold Licensor harmless from the collection of payment of all sales, use or personal property taxes required under any and all federal, state or local laws, which taxes become due by reason of the license granted under this Agreement; excluding, however, taxes based on or measured by the net income of Licensor. Client shall execute and deliver such other and further instruments and comply with such requirements of said laws as may be necessary to confirm and effectuate this paragraph including the making of any payment of interest or penalties relating to or arising from such sales, use or personal property taxes.

        20.    Inconsistent Offers.    Any term or conditions of any offers set forth on any order or other document submitted by Client which is inconsistent with any term or condition of this Agreement shall be void and of no effect whatsoever.

        21.    Severability.    If any term or condition of this Agreement or application thereof to any person or circumstance is held invalid, such invalidity shall not affect other terms or conditions or applications of this Agreement which can be given effect without the invalid terms or conditions. The terms and conditions of this Agreement are declared severable.

        22.    Authority to Contract by Executing this Agreement.    By executing this Agreement, each party represents and warrants that all necessary corporate approvals for such execution have been obtained and that its signatory is empowered to execute this Agreement and to bind such party hereby.

        23.    Interpretation of Agreement.    No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        24.    Definitions.    The following terms shall have the following definitions for all purposes of this Agreement.

          a.     "Licensee Derivative Works" means all modifications, improvements, additions, changes, revisions and enhancements, and any derivatives thereof, of the Licensed Source Code developed by the Client or by Licensor specifically for Client's use pursuant to this Agreement which Client specifically requests not be shared with other clients of Licensor.

          b.     "Licensed Source Code" means the source code for all Licensed Software owned by Licensor and included in the Products including all documentation, to the extent currently available, related to the Licensed Source Code, a description of all software tools, utilities, compilers and third party code required for the compiling and linking of the Licensed Source Code into executable code, and the tools, utilities and compilers required for such compiling and linking other than standard, readily available, off-the-shelf software and compilers for compiling and linking every part of the Licensed Source Code into executable code. A description of the Licensed Source Code including all software tools, utilities and compilers is attached as Exhibit "A."

          c.     "Business" shall mean the charter and scheduled airline business.

        25.    Acknowledgement of Subsequent Events.    This Agreement has been signed long after the effective date of this Agreement, but the parties intend that the terms of this Agreement govern this relationship retroactively to the effective date. The parties agree to the following subsequent events which affect this Agreement on an ongoing basis:

          a.     The maintenance fee was increased to $15,000 per month during the period from February 2004 through June 2004 and to $ 17,500 per month effective July 1, 2004.

          b.     Allegiant Air, Inc., a California corporation, merged with Allegiant Air, LLC, a Nevada limited liability company, effective as of May 3, 2004. As of that date, Allegiant Air, LLC succeeded to all of the rights and obligations of Allegiant Air, Inc., including its rights and obligations under this Agreement. Licensor consents to the succession of Allegiant Air, LLC as Client under this Agreement.

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PERMANENT SOFTWARE LICENSE AGREEMENT
SCHEDULE
GENERAL TERMS AND CONDITIONS